Exhibit 99.2

Board of Directors
DRS Technologies, Inc.
5 Sylvan Way
Parsippany, NJ  07054

We hereby consent to the inclusion of our opinion letter, dated September 21, 2005, to the Board of Directors of DRS Technologies, Inc. (“DRS”) as Annex C to the Joint Proxy Statement/Prospectus relating to the proposed merger involving DRS and Engineered Support Systems, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of DRS, and to the references to such opinion in the Joint Proxy Statement/Prospectus under the caption “SUMMARY — Opinion of Financial Advisors - DRS,”  “THE MERGER — Background of the Merger,” “THE MERGER — Recommendation of DRS Board of Directors and Its Reasons for the Merger,” “THE MERGER — Opinion of Merrill Lynch, Financial Advisor to DRS.”  In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

November 23, 2005